Exhibit (s)(3)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK MUNIASSETS FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated July 29, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated July 17, 2026 (together with the Prospectus Supplement, the “Prospectus”) is 16,784,940 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, on July 29, 2026, is the final prospectus relating to the Offering.